Exhibit 99.1

NEWS RELEASE

Contact:

Amber Wallace,

SVP, Chief Retail/Marketing Officer

awallace@farmersbankgroup.com

330-720-6441

Farmers National Banc Corp. Set to join Russell 3000® Index

(Canfield, OH) (June 14, 2016) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today announced that it will be added to the broad-market Russell 3000® Index at the conclusion of the Russell US Indexes’ annual reconstitution, effective after the US market opens on June 27, according to a preliminary list of additions posted on June 10.

“Inclusion in the Russell 3000® Index is a significant milestone for us as we continue to execute our growth strategy,” stated Kevin J. Helmick, President and CEO of Farmers. “Over the past year, our total assets have increased nearly 65% as a result of strong organic growth, as well as from the contribution of 2015’s mergers with National Bancshares and Tri-State 1st Banc. This growth has enhanced our financial results and has increased our valuation paving the way for us to be included in the Russell 3000®. As a member of the Russell 3000®, we will further increase our exposure to investors and the financial community. We are excited as more investors learn about our impressive past growth and future prospects.”

Annual reconstitution of the Russell US indexes captures the 4,000 largest US stocks as of the end of May, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes by objective, market-capitalization rankings and style attributes.

Indexes provided by FTSE Russell, a leading global index provider, are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $6 trillion in assets are benchmarked against the Russell US indexes.

For more information on the Russell 3000® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Farmers National Banc Corp.

Founded in 1887, Farmers is a diversified financial services company headquartered in Canfield, Ohio, with approximately $1.9 billion in banking assets and $1 billion in trust assets. Farmers’ wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 38 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of Farmers National Bank, offer a variety of insurance products.

About FTSE Russell

FTSE Russell is a global index leader and data provider that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

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